For Immediate Release

Contact:	Willing L. Biddle, President or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Operating Results for the Second Quarter and First Half of Fiscal 2010

Greenwich, Connecticut, June 9, 2010 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its second quarter and six months financial results for the period ended April 30, 2010.

Diluted Funds from Operations (FFO) for the quarter ended April 30, 2010 was $6,784,000 or $0.27 per Class A Common share and $0.25 per Common share, compared to $7,807,000 or $0.32 per Class A Common share and $0.29 per Common share in last year's second quarter. For the first six months of fiscal 2010, diluted FFO amounted to $13,478,000 or $0.54 per Class A Common share and $0.49 per Common share compared to $15,708,000 or $0.64 per Class A Common share and $0.58 per Common share in the same period of fiscal 2009.

Net income applicable to Class A Common and Common stockholders was $2,886,000 or $0.12 per diluted Class A Common share and $0.10 per diluted Common share in the second quarter of fiscal 2010 compared to $4,107,000 or $0.17 per diluted Class A Common share and $0.15 per diluted Common share in the same quarter last year. Net income applicable to Common and Class A Common stockholders for the first six months of fiscal 2010 was $6,026,000 or $0.24 per diluted Class A Common share and $0.22 per diluted Common share compared to $7,713,000 or $0.31 per diluted Class A Common share and $0.28 per diluted Common share for the same period last year.

Net income for the three and six month periods ended April 30, 2010 includes a loss on property held for sale in the amount of $300,000. In addition, net income and FFO for the three and six month periods ended April 30, 2010 includes a charge of $156,000 related to acquisition costs for completed property acquisitions in fiscal 2010. Previous to fiscal 2010 these costs were not expensed under generally accepted accounting principles.

FFO and net income for the six month and three month periods ended April 30, 2009 included dividend income and a gain on sale of marketable securities in the amount of $600,000.

At April 30, 2010, the percentage of the core properties gross leasable area that was leased amounted to 93.73%, a decrease of 0.8% from the beginning of fiscal 2009. This decrease was mainly the result of vacancies that occurred in the first quarter of fiscal 2009, that remain vacant at April 30, 2010, due to the bankruptcy filings of Linens and Things (two spaces or approximately 63,000 sf) and Fortunoff (8,000 sf), and the vacancy of a Borders Books (35,000 sf) upon the expiration of its lease in January 2009. The Company is in the process of re-leasing those spaces and has signed a new lease with a high-end Spa operator for the space vacated by Borders Books. Rent is expected to commence in 2011 after a 12 month construction period. The Company also leased one of the two Linens and Things vacancies after quarter end, although it does not expect to accrue revenue for those spaces until the latter part of fiscal 2010 or the early part of fiscal 2011.

Rental revenues which consist of base rent and reimbursements from tenants for operating and property tax expenses decreased in the three and six month period ended April 30, 2010 by a net $297,000 and $1.0 million, respectively, when compared to the corresponding periods in fiscal 2009. The net decrease was attributable to a decrease in the amount the Company could bill its tenants for common area maintenance and real estate tax expenses as a result of vacancies in the portfolio. The rental revenue decrease offset net base rent increases in rental rates on the occupied space in the portfolio

Commenting on the quarter's operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, "Although a week economy and cautious and struggling retailers continue to stress our portfolio we believe we have passed the low point in the cycle and things are improving. The percentage of our core portfolio that is leased rose 1.72% from the beginning of fiscal 2010 to 93.7% at April 30, 2010; however, much of this improvement will not be reflected in our financial results until 2011 as it will take time for certain municipal approvals to be obtained and for tenants to build out their spaces before they can open and commence paying rent. In April and May, 2010 we closed on the purchase of three grocery anchored properties in our core market. We purchased a 229,000 sf Stop & Shop and Wal-Mart anchored center in New Milford, CT, a 32,000 sf mixed use property anchored by Mrs. Green's Natural Market in Katonah, NY, and a 66.7% interest in a 193,000 sf Hannaford Brothers Supermarket anchored center in Carmel, NY. These are all quality properties located within our target market that were acquired in off-market transactions. We are working on an additional acquisition and are fortunate to have the resources and balance sheet strength to buy the quality properties that we seek at this point in the real estate cycle. Our disciplined acquisition program has worked well."

At their regular quarterly meeting, the Directors of Urstadt Biddle Properties Inc. declared regular quarterly dividends on the Company's Class A Common Stock (UBA) and Common Stock (UBP). The dividends were declared in the amount of

$0.2425 for each share of Class A Common Stock and $0.22 for each share of Common Stock. The dividends were declared at the same rate as the previous quarter and are the 162nd consecutive quarterly dividends declared since the Company began operating in 1969.

UBP is a self-administered equity real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in forty-nine (49) properties containing 4.4 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure. FFO is presented to assist investors in analyzing the performance of the Company. The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities. FFO is helpful as it excludes various items included in net income that are not indicative of the Company's operating performance, such as gains (or losses) from sales of property and depreciation and amortization. The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”). The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate FFO in a similar fashion, the Company's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Three and Six Months Ended 2010 results
(in thousands, except per share data)

	Six Months Ended April 30,		Three Months Ended April 30,

	2010	2009	2010	2009
Revenues
Base rents	$31,191	$30,974	$15,691	$15,431
Recoveries from tenants	9,964	11,186	5,140	5,697
Lease termination income	47	40	47	40
Other income	516	358	262	20
Equity in net income from unconsolidated joint venture	29	-	29	-
Total Revenues	41,747	42,558	21,169	21,188

Expenses
Property operating	7,318	7,509	3,821	4,088
Property taxes	6,647	6,586	3,319	3,197
Depreciation and amortization	7,177	8,026	3,608	3,671
General and administrative	3,527	3,293	1,801	1,675
Acquisition costs	156	-	156	-
Directors' fees and expenses	174	166	84	78
Total Operating Expenses	24,999	25,580	12,789	12,709

Operating Income	16,748	16,978	8,380	8,479
Non-Operating Income (Expense):
Interest expense	(3,622)	(3,103)	(1,784)	(1,561)
Gain on sale of marketable securities	-	381	-	381
Other expense	(449)	-	(389)	-
Interest, dividends and other investment income	50	233	29	196

Net Income	12,727	14,489	6,236	7,495

Noncontrolling interests:
Net income attributable to noncontrolling interests	(154)	(229)	(76)	(114)
Net income attributable to Urstadt Biddle Properties Inc.	12,573	14,260	6,160	7,381
Preferred stock dividends	(6,547)	(6,547)	(3,274)	(3,274)

Net Income Applicable to Common and Class A Common Stockholders	$6,026	$7,713	$2,886	$4,107

Diluted Earnings Per Share:
Common	$0.22	$0.28	$0.10	$0.15
Class A Common	$0.24	$0.31	$0.12	$0.17

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,530	7,298	7,685	7,318
Class A Common and Class A Common Equivalent	18,051	17,998	18,115	17,999

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2010 and 2009
(In thousands, except per share data)

Reconciliation of Net Income Available to Common Stockholders
to Funds from Operations (amounts in thousands, except per share data)

	Six Months Ended April 30,		Three Months Ended April 30,
	2010	2009	2010	2009
Net Income Applicable to Common and Class A Common Stockholders	$6,026	$7,713	$2,886	$4,107

Real property depreciation	5,677	5,737	2,847	2,907
Amortization of tenant improvements and allowances	1,244	1,856	633	692
Amortization of deferred leasing costs	231	402	118	101
Loss on assets held for sale	300	-	300	-
Funds from Operations Applicable to Common and Class A Common Stockholders	$13,478	$15,708	$6,784	$7,807
Per Share:
Funds from Operations (Diluted):
Common	$0.49	$0.58	$0.25	$0.29
Class A Common	$0.54	$0.64	$0.27	$0.32

Balance Sheet Highlights
(in thousands)

	April 30, 2010	October 31, 2009
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$577,224	$565,672

Total Assets	$509,611	$504,539

Liabilities
Revolving credit lines and mortgage notes payable	$123,512	$116,417

Total liabilities	$136,789	$127,496

Redeemable Preferred Stock	$96,203	$96,203

Minority Interest	$8,241	$7,259

Total Stockholders' Equity	$268,378	$273,581